Exhibit 99.13

2ND AMENDMENT TO
MASTER AGREEMENT

August 21, 2007

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, FL  33401-6233
Attention:  General Counsel
Tel:  561-659-4122
Fax:  561-655-9424

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois  60603
Attention:  Matthew B. Hinerfeld
Tel:  312-395-3167
Fax:  312-267-7628

Ladies and Gentlemen:

Reference is hereby made to the Master Transaction Agreement, dated as of May 3, 2007, by and among ION Media Networks, Inc., a Delaware corporation (the “Company”), NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II” and, together with NBCU and NBC Palm Beach I, the “NBCU Entities”), and CIG Media LLC, a Delaware limited liability company (“CIG Media”), as amended by the Amendment to the Master Agreement dated June 8, 2007 (together, the “Master Agreement”).  All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Agreement.

The parties to the Master Agreement wish to amend the Master Agreement as set forth in this letter (this “Amendment”).  Pursuant to Section 2.01(b) and Section 12.05 of the Master Agreement, the Company, the NBCU Entities and CIG Media hereby amend the Master Agreement as follows:

1.  Section 1.01 of the Master Agreement is hereby amended by deleting the definition of “Transaction Agreements” in its entirety and replacing it with the following:

“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement for New Securities, the Registration Rights Agreement for Series B Convertible Subordinated Debt, the Series A Convertible Subordinated Debt Indenture, the Series B Convertible Subordinated Debt Indenture, NBCU Option I, NBCU Option II, the New Preferred Stock Certificates of Designation, the New Stockholders’ Agreement, the Put/Call Agreement, the Series B Put/Call Agreement and the Warrant.

2.  Section 10.10 of the Master Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

SECTION 10.10.  Exchange of NBCU Series B Preferred.  Promptly following the Exchange Offer Closing or immediately prior to the Contingent Exchange, as applicable, NBC Palm Beach I shall surrender and deliver to the Company one or more certificates representing all but $250,000,000 stated liquidation preference of the remaining NBCU Series B Preferred it holds (after giving effect to Sections 2.05 and 5.04), and all accrued but unpaid dividends on the NBCU Series B Preferred shall be cancelled, in exchange for (i) $31,070,000 aggregate stated liquidation preference of Series E-1 Convertible Preferred, (ii) the NBCU Option II and (iii) Series D Convertible Preferred with an aggregate stated liquidation preference equal to $21,070,000 less than the total aggregate stated liquidation preference of NBCU Series B Preferred surrendered by NBC Palm Beach I pursuant to this Section 10.10.  Immediately following receipt of the certificates representing the respective aggregate stated liquidation preference of NBCU Series B Preferred surrendered by NBC Palm Beach I pursuant to this Section 10.10, the Company shall cancel such certificates and issue to NBC Palm Beach I certificates representing such aggregate stated liquidation preference of Series E-1 Convertible Preferred and Series D Convertible Preferred, respectively, as shall be determined pursuant to the preceding sentence.

3.  The Master Agreement is hereby amended by adding the following at the end of Article V.

SECTION 10.26.  Series B Put/Call Agreement:  Simultaneously with the consummation of the Contingent Exchange, the Company, CIG and NBCU shall enter into a Put/Call Agreement substantially in the form of Exhibit Y attached hereto (the “Series B Put/Call Agreement”).

4.  This Amendment shall be governed by the laws of the State of New York.  This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  This Amendment may only be modified, amended or supplemented by written instrument duly executed by the parties hereto.

5.  Except as otherwise set forth in this Amendment, the Master Agreement shall remain in full force and effect.

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Please acknowledge your agreement to and acceptance of the terms of this 2nd Amendment by countersigning and returning the enclosed copy of this letter.

Very truly yours, NBC UNIVERSAL, INC.
By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

NBC PALM BEACH INVESTMENT I, INC.
By:	/s/ Lynne Calpeter
	Name:	Lynn Calpeter
	Title:	Vice President and Treasurer

NBC PALM BEACH INVESTMENT II, INC.
By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Vice President and Treasurer

Agreed to and accepted as of August 21, 2007: ION MEDIA NETWORKS, INC.

By:	/s/ Richard Garcia
Name: Richard Garcia Title: Chief Financial Officer

CIG MEDIA LLC By: Citadel Limited Partnership, its Manager By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld Title: Managing Director